Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related base prospectus of DURECT Corporation for the registration of up to $250,000,000 of its common stock, preferred stock, debt securities and warrants, either individually or in units, and to the incorporation by reference therein of our report dated March 28, 2024, with respect to the financial statements of DURECT Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

August 14, 2024